Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
THE MARYGOLD COMPANIES, INC..
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common stock, no par value per share	Rule 457(o)	—	—	—	—	—
Equity	Preferred stock, no par value per share	Rule 457(o)	—	—	—	—	—
Other	Warrants(4)	Rule 457(o)	—	—	—	—	—
Other	Units(5)	Rule 457(o)	—	—	—	—	—
Total Offering Amounts					$100,000,000	$0.0000927	$9,270.00
Total Fee Offsets							—
Net Fee Due							$9,270.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, and warrants to purchase common stock or preferred stock, as shall have an aggregate initial offering price not to exceed $100,000,000. The securities registered also include such indeterminate amounts and numbers of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants, or pursuant to the antidilution provisions of any such securities.
(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $100,000,000.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act. The total amount is being paid herewith.
(4)	Includes warrants to purchase common stock and warrants to purchase preferred stock.
(5)	Any of the securities registered hereunder may be sold separately, or as units with other securities registered hereby. We will determine the proposed maximum offering price per unit when we issue the above listed securities. The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.